Exhibit 10.3

CLAYTON HOLDINGS, INC.

Amended and Restated Non-Employee Directors’ Compensation Plan

Cash Fees

Retainer:

$30,000 annually, with $7,500 payable in arrears on the last business day of each month following the end of each calendar quarter (the “Payment Date”) for service during such prior quarter.

Meeting Fees:

$1,000 per meeting, payable in arrears on the Payment Date for meetings held during the prior quarter.

Conference Call and Committee Meeting Fees:

$500 per conference call or committee meeting, payable in arrears on the Payment Date for all conference calls and committees meeting held during the prior quarter.

Chair Fees:

$10,000 annually for chairs of audit committee, with $2,500 payable in arrears on the Payment Date for service during the prior quarter.

$5,000 annually for chairs of the nominating and corporate governance or compensation committees, with $1,250 payable in arrears on the Payment Date for service during the prior quarter.

All Cash Fees may be deferred at the election of each Non-Employee Director pursuant to the Company’s Non-Employee Directors’ Deferred Compensation Program. All deferred fees are deemed invested in Deferred Stock Units payable in shares of common stock of the Company when the Non-Employee Director ceases to serve on the Board.

Equity

Initial Equity Grant for a Non-Employee Director:

On the effective date of a new director’s appointment to the Board, such appointee shall receive a grant of restricted Deferred Stock Units on such date (the “Initial Award”).  The number of units to be granted in the Initial Award shall be equal to $60,000 divided by the Closing Price (as defined below). These units shall be fully vested on the anniversary date of such grant, subject to service on the Board on such date.

Second Equity Grant for a Non-Employee Director:

On the first anniversary of a new director receiving the Initial Award, provided that such appointee is still serving on the Board, such new director shall receive a grant of restricted Deferred Stock Units on such date (the “Second Award”).  The number of units to be granted in the Second Award shall be equal to $30,000 divided by the Closing Price, subject to a pro rata reduction for the number of days between the grant date of the Second Award and the estimated date of the subsequent annual meeting of the stockholders.  These units shall be fully vested on the date of such next annual meeting of stockholders, subject to service on the Board on such date.

Subsequent Annual Equity Grant for each Non-Employee Director:

Each Non-Employee Director serving on the Board on the date this Plan is adopted shall be eligible to receive the Subsequent Annual Award (as defined below) subsequent to the 2007 annual meeting of stockholders.  Any Non-Employee Director first appointed to the Board after the date this Plan is adopted shall be eligible to receive the Subsequent Annual Award after such director has received the Initial Award and the Second Award. Each Non-Employee Director serving on the Board on the fifth business day after each annual meeting of stockholders, shall, once eligible in accordance with the foregoing, receive a grant of restricted Deferred Stock Units on such date (the “Subsequent Annual Award”).  The number of units to be granted in the Subsequent Annual Award shall be equal to $30,000 divided by the Closing Price.  These units shall be fully vested on the anniversary date of grant or the date of the next annual meeting of stockholders, whichever is earlier, subject to service on the Board on such date.

Definition

“Closing Price” shall mean the reported closing price of the Company’s common stock on the Nasdaq Global Market on any grant date, or the preceding business date if there are no market quotations on such date.

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ADOPTED BY THE BOARD OF DIRECTORS on July 25, 2007 and amends and restates in its entirety that Non-Employee Directors’ Compensation Plan adopted on January 30, 2007.